Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES AND LIMITATIONS OF THE
SERIES A CONVERTIBLE VOTING PREFERRED STOCK
OF
GENERATION HEMP, INC

_________________

Generation Hemp, Inc., a corporation organized and existing under the Business Corporation Act of the State of Colorado, in accordance with Section 7-106-102 of the Colorado Business Corporation Act, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is Generation Hemp, Inc. (the “Corporation”).

SECOND: The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Colorado on July 28, 2008 and amended on September 11, 2019 (the “Articles of Incorporation”).

THIRD: This Certificate of Designation for the Corporation’s Series A Convertible Voting Preferred Stock (the “Series A Preferred Stock”) was duly adopted by the affirmative vote of the Corporation’s Board of Directors (the “Board of Directors”) on November 26, 2019, and filed with the Secretary of State on November 26, 2019, and is as follows:

1.                  Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Convertible Voting Preferred Stock, and the number of shares so designated shall be 6,500,000. Each share of Series A Preferred Stock shall have no par value and a stated value equal to $1.00 (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock, the “Stated Value”).

2.                  Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms have the meanings indicated:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

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“Business Day” means any day other than Saturday, Sunday and any day on which banks are required or authorized by law to be closed in the State of Texas.

“Change of Control Event” means the occurrence after the Original Issue Date (as defined below), excluding a Liquidation Event, of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 35% of the voting securities of the Corporation, or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 65% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers its assets, as an entirety or substantially as an entirety, to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 65% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one-year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) through (iv).

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, no par value per share.

“Eligible Market” means any of (i) the New York Stock Exchange, (ii) the NYSE American, (iii) The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market (each in clause (iii), a “NASDAQ Stock Market) or (iv) OTC Markets Pink or OTCQB.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Junior Securities” means (i) the Common Stock and all other outstanding equity or equity equivalent securities of the Corporation, and (ii) all equity or equity equivalent securities issued by the Corporation after the Original Issue Date that do not rank senior to or pari passu with the Series A Preferred Stock.

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“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock, regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence such Series A Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture or other non-corporate business enterprise, limited liability company, joint stock company, trust, organization, business, labor union or government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

“Series A Preferred Stock” means the Corporation’s Series A Convertible Voting Preferred Stock authorized pursuant to the Series A Preferred Stock Designation.

“Series A Preferred Stock Designation” means the Amended and Restated Certificate of Designation for the Corporation’s Series A Convertible Voting Preferred Stock, as adopted by the by the affirmative vote of the Board of Directors on November 26, 2019.

“Trading Day” shall mean, if a security is listed or admitted to trading, or quoted, on an Eligible Market, their successors or another national securities exchange or national securities market, a full day on which the NASDAQ Stock Market or such other national securities exchange or national securities market on which the security is traded is open for business and on which trades may be made thereon.

“Triggering Event” means any one or more of the following events (whatever the reason, and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body: (i) a Change of Control Event; (ii) the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 5th Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series A Preferred Stock in accordance with the terms hereof; (iii) the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder; (iv) the Corporation shall fail to observe or perform any other covenant, agreement contained in, or otherwise commit any breach of this Certificate of Designation, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within 30 calendar days after the date on which written notice of such failure or breach shall have been given; or (v) there shall have occurred a Bankruptcy Event.

3.                  Voting Rights. Holders of the Series A Preferred Stock shall have the following voting rights:

(a)       Those voting rights required by applicable law; and

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(b)       The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Each share of Series A Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable based on the then applicable Conversion Number;

provided, however, that so long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the prior approval of the Holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock, voting as a separate class: (a) authorize or increase the authorized number of shares of Series A Preferred Stock or any shares of capital stock of the Corporation having any right, preference or priority ranking senior to or pari passu with Series A Preferred Stock, (b) authorize, adopt or approve any amendment to the Articles of Incorporation or Bylaws of the Corporation or this Certificate of Designation that would increase or decrease the par value or the Stated Value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Corporation if after such alteration or change such capital stock would be senior to or pari passu with Series A Preferred Stock, (c) amend, alter or repeal the Articles of Incorporation or the Bylaws of the Corporation or this Certificate of Designation so as to affect adversely the shares of Series A Preferred Stock, or (d) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of capital stock of the Corporation having any right, preference or priority ranking senior to or pari passu with Series A Preferred Stock.

4.                  Dividends.

(a)               The Series A Preferred Stock will not be entitled to dividends unless the Corporation pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the Conversion Number multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable to the Series A Preferred Stock will have the same record and payment date and terms as the dividend payable on the Common Stock. Notwithstanding the foregoing, this Section 4(a) shall not apply to any special dividend or distribution paid solely to any Common Stock stockholder of record as of the day prior to the date which this Certificate of Designation is filed with the Secretary of State.

(b)               Notwithstanding any other provision of this Certificate of Designation, the Corporation shall not pay any dividends on, or make any distributions with respect to, in cash or in kind or otherwise, its Common Stock or any other Junior Securities when accrued and unpaid dividends are owed to the Holders.

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5.                  Registration of Series A Preferred Stock. The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion or redemption thereof or any distribution to such Holder, and for all other purposes, absent actual written notice to the contrary from the registered Holder.

6.                  Registration of Transfers. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

7.                  Liquidation.

(a)               In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation Event”), which shall be deemed to include (i) the acquisition of the Corporation by another Person or affiliated group of Persons by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, issuance of new securities or transfer of issued and outstanding securities) where less than a majority of the voting power of the acquiring or surviving Person or group immediately following such acquisition is held by Persons who were stockholders of the Corporation immediately prior to such acquisition, (ii) a sale or other disposition of all or substantially all of the assets of the Corporation and (iii) a sale or other disposition of assets that results in funds being available for distribution to stockholders that are in excess of those necessary or appropriate for the Corporation to conduct its business operations (including repayment of its outstanding liabilities) and execute its business plan and that are sufficient to pay the Series A Stock Liquidation Preference in full (as defined below), as determined by the Board of Directors, the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (x) the Stated Value for each share of Series A Preferred Stock then held by them, plus all accrued and unpaid dividends on such Series A Preferred Stock as of the date of such event, or (y) the amount payable per share of Common Stock which such Holder of Series A Preferred Stock would have received if such Holder had converted to Common Stock immediately prior to the Liquidation Event all of the shares of Series A Preferred Stock then held by such Holder together with all accrued but unpaid dividends on such Series A Preferred Stock as of the date of such event (the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the funds thus distributed among the Holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution (including after giving effect to the terms of Section 20(c)(iii)) shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such Holders.

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(b)               In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 7, if assets or surplus funds remain in the Corporation, the holders of the Junior Securities shall share in all remaining assets of the Corporation, in accordance with the General Corporation Law of Colorado and the Articles of Incorporation.

(c)               The Corporation shall give each Holder written notice of any Liquidation Event no less than 30 days prior to the occurrence thereof.

(d)               For the avoidance of doubt, in no circumstances shall (i) any event occurring on, or in connection with, the Original Issue Date or (ii) the sale of all or substantially all of the assets of Energy Hunter Resources, Inc. be construed as a Liquidation Event for purposes of the Series A Preferred Stock and this Certificate of Designations.

8.                  Conversion.

(a)               Optional Conversion.

(i)                 Any Holder at any time and from time to time beginning the later of April 30, 2020 or the effectiveness of any registration statement registering the underlying common shares (the “Conversion Period”), all or any portion of the Series A Preferred Stock held by such Holder may be converted into 15.7 shares of duly authorized, validly issued, fully-paid and non-assessable share of Common Stock (each an “Underlying Share”) per share of Series A Preferred Stock to be converted by such Holder, as adjusted for any stock dividends, splits, combinations or similar events, unless a Conversion Number Reduction Event has occurred, in which case each share of Series A Preferred Stock held by a Holder will be converted into 12 Underlying Shares. The number of Underlying Shares into which each share of Series A Preferred Stock is convertible, as adjusted from time to time in accordance with this Section 8, is referred to herein as the “Conversion Number.” A Holder may convert Series A Preferred Stock into Common Stock pursuant to this paragraph at any time, and from time to time by delivering to the Corporation during the Conversion Period (i) a written notice of the election to convert executed by the Holder (the “Notice of Conversion”), specifying the number of shares of Series A Preferred Stock to be converted, the name in which the shares of the Common Stock deliverable upon conversion shall be registered, and the address of the named person, and (ii) the original certificate(s), if any, evidencing the Series A Preferred Stock being converted. The “Conversion Date,” or the date on which an optional conversion shall be deemed effective, shall be defined as the first Trading Day on which the Corporation has received each of (i) if applicable, the original certificates representing the shares of the Series A Preferred Stock being converted, duly endorsed, and (ii) the accompanying Conversion Notice.

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(ii)              A “Conversion Number Reduction Event” shall occur if any of the conditions contained in clauses (x), (y), or (z) have occurred: (x) the Corporation shall not have filed the Form 8-K/A containing financial statements as required for the periods specified in Rule 8-04(b) of Regulation S-X, and meeting the requirements of Regulation S-X required in connection with the consummation of the transaction under that certain Stock Purchase Agreement, dated August 15, 2019 (the “Stock Purchase Agreement”) among Generation Hemp, Inc. (formerly known as Home Treasure Finders, Inc.) (the “Company”), HMTF Merger Sub Inc., a Colorado corporation (as “Buyer” and together with the Company, the “Buyer Parties”), Energy Hunter Resources, Inc., a Delaware corporation (the “EHR”), certain stockholders of EHR set for therein (as “Sellers”), and Gary C. Evans (as the “Sellers’ Representative” and together with the EHR and Sellers, the “Seller Parties”), as amended, on a timely basis; (y) the Corporation shall not have completed one or more capital raises at average price per share of common stock greater than $0.37 per share and/or sales of assets for total gross proceeds in the aggregate of at least five million dollars ($5,000,000)(on a consolidated basis) prior to the commencement of the Conversion Perion; or (z) the Corporation shall not have entered into definitive documentation for and/or closed at least three acquisitions prior to the commencement of the Conversion Period.

(b)               Mandatory Conversion.

(i)                 At such time as the Corporation files an amendment (“Amendment”) to its Articles of Incorporation with the Secretary of State of the State of Colorado effecting an increase in the Corporation’s authorized Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Series A Preferred Stock into Common Stock, then upon the filing and acceptance of the Amendment, whether by amendment or restatement, and the effectiveness of any registration statement registering the underlying common shares, all the outstanding shares of Series A Preferred Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the Holder (“Mandatory Conversion”). At the consummation of the Mandatory Conversion, the holders of Series A Preferred Stock will be entitled to receive Common Stock at the then applicable Conversion Number.

(ii)              The Corporation agrees that it shall in good faith, promptly, take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Amendment and the filing of a registration statement registering the resale of such shares and to expeditiously effect the conversion of all outstanding shares of the Series A Preferred Stock to shares of Common Stock, including, without limitation, use its reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation to achieve the foregoing.

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(iii)            The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon the Mandatory Conversion as soon as practicable after the Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon the Mandatory Conversion. The Common Stock issuable upon the Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon the Mandatory Conversion shall be issued in the same name as the person who is the holder of the Series A Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon the Mandatory Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of the Mandatory Conversion. The certificates, if any, representing the Series A Preferred Stock shall be cancelled, on the date of the Mandatory Conversion.

(c)               Adjustments to Conversion Number.(i)Stock Splits and Combinations. If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Number will be proportionately increased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Number then in effect immediately before such combination will be proportionately decreased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

(ii)              Dividends and Other Distributions in Shares of Common Stock. If the Corporation declares or makes a dividend or other distribution payable in shares of Common Stock to holders of Common Stock, then the Conversion Number will be increased, effective at the close of business on the date of issuance of the shares of Common Stock paid as a dividend or distribution (the “Measurement Date”), to a number determined by multiplying such Conversion Number by a fraction:

(A)             the numerator of which will be sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of shares of Common Stock issued in payment of such dividend or distribution, and

(B)              the denominator of which will be the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date.

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(iii)            Dividends and Distributions Other Than In Shares of Common Stock. If the Corporation declares or makes a dividend or other distribution to holders of Common Stock payable in capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) other than shares of Common Stock, then the Corporation shall provide that the Holders of Series A Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had retained such capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable from the date of such event until the Conversion Date or Mandatory Conversion Date, as applicable.

(iv)             Rules of Calculation; Treasury Stock. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the applicable date, not including shares held in the treasury of the Corporation. The Corporation shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(v)               Waiver. Notwithstanding the foregoing, the Conversion Number will not be increased if the Corporation receives, prior to the Measurement Date, written notice from the Holders representing at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a dividend or other distribution on shares of Common Stock. This waiver will be limited in scope and will not be valid for any dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

9.                  Mechanics of Conversion.

(a)               Delivery of Certificate(s) Upon Conversion(a). Upon conversion of any share of Series A Preferred Stock, the Corporation shall promptly (but in no event later than three Trading Days after the Conversion Date or Mandatory Conversion Date, as applicable (the “Share Delivery Date”) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate or certificates for the Underlying Shares issuable upon such conversion. The Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depositary Trust Company or another established clearing corporation performing similar functions. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become the holder of record of such Underlying Shares as of the Conversion Date. Upon surrender of a certificate representing the shares of Series A Preferred Stock to be converted following one or more partial conversions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock. If the shares of Series A Preferred Stock are not certificated, the holder must deliver evidence of ownership satisfactory to us and the transfer agent. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

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(b)               Transfer Tax Matters. Unless the shares of Common Stock deliverable upon conversion are to be issued in the same name as the name in which the shares of Series A Preferred Stock to be converted are registered, the Holder must also deliver to the transfer agent an instrument of transfer, in form satisfactory to the Corporation, duly executed by the Holder or the Holder’s duly authorized attorney, together with, subject to Section 12, an amount sufficient to pay any transfer or similar tax in connection with the issuance and delivery of such shares of Common Stock in such name (or evidence reasonably satisfactory to us demonstrating that such taxes have been paid).

(c)               Obligation Absolute. The Corporation’s obligations to issue and deliver the shares of Common Stock upon conversion of Series A Preferred Stock in accordance with the terms hereof (the “Conversion Shares”) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of the Holder’s shares of Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Corporation posts a surety bond for the benefit of the Holder in the amount of 150% of the value of the Holder’s shares of Series A Preferred Stock, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 9(a) within two Trading Days of the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after three Trading Days and increasing to $200 per Trading Day six Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

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10.              Redemption Rights. The Series A Preferred Stock does not have any redemption rights.

11.              Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock (including any shares of Series A Preferred Stock paid by the Corporation as in kind dividends on the Series A Preferred Stock), and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided, that the Holders approve any such action that requires a vote of the Holders in accordance with Section 3. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

12.              Charges, Taxes and Expenses. The issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued upon conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Series A Preferred Stock in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.

13.              Replacement Certificates. If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

14.              Fundamental Transactions. If, at any time while any shares of Series A Preferred Stock are outstanding, (i) the Corporation effects any merger of the Corporation into or consolidation of the Corporation with another Person, (ii) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, or (iii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 14(a)) (in any such case, a “Fundamental Transaction”), then, to the extent such Fundamental Transaction does not constitute a Liquidation Event, upon any subsequent conversion

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of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the record holder of such Underlying Shares immediately prior to such record date (the “Alternate Consideration”). The foregoing provisions shall be in addition to any other rights that Holders of Series A Preferred Stock shall have hereunder in the event of a Change of Control Event, and shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive mergers, consolidations, sales, reclassifications or share exchanges.

15.              No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, whether voluntary or mandatory. Instead, the Corporation shall pay the cash value to each Holder that would otherwise be entitled to a fractional share.

16.              Notice of Corporate Events. If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any subsidiary, or (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Liquidation Event, Fundamental Transaction, Change of Control or other Triggering Event, then the Corporation shall deliver to each Holder a notice which shall specify (1) the record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Liquidation Event, Fundamental Transaction, Change of Control or other Triggering Event is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon any such Liquidation Event or Fundamental Transaction.

17.              Negative Covenants. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Holders of a majority of the Series A Preferred Stock then outstanding: (i) amend its Articles of Incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents; (iii) enter into any agreement with respect to the foregoing; or (iv) pay cash dividends or distributions on any equity securities of the Corporation other than pursuant to the terms of the Corporation’s outstanding Series A Convertible Voting Preferred Stock. For purposes of this Section 17, the following terms shall have the meanings set forth below:

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“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

18.              Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Houston time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (Denver time) on any Business Day, (iii) the Business Day following the date of transmittal, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to Duane Morris LLP, One Riverfront Plaza, 1037 Raymond Blvd., Suite 1800, Newark, NJ 07102 Attn: Dean M. Colucci, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s Preferred Stock Register or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

19.              Miscellaneous.

(a)               The headings herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(b)               No provision of this Certificate of Designation may be amended, except in a written instrument signed by the Corporation and Holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

(c)               The Series A Preferred Stock (i) is senior to all other equity interests in the Corporation outstanding as of the Original Issue Date in right of payment, whether with respect to dividends or upon liquidation or dissolution, or otherwise, other than the outstanding Series A Preferred Stock, and (ii) unless otherwise approved in accordance with this Certificate of Designation, will be senior to all other equity or equity equivalent securities issued by the Corporation after the Original Issue Date, other than Series A Preferred Stock issued after the Original Issue Date in accordance with this Series A Preferred Stock Certificate of Designation.

(d)               Any of the rights of the Holders of Series A Preferred Stock set forth herein may be waived by the affirmative vote of Holders of a majority of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation for the Series A Preferred Stock to be executed by its duly authorized officer on November 26, 2019.

GENERRATION HEMP, INC

By:	/s/ Corey Wiegand
Name:	Corey Wiegand
Title:	Chief Executive Officer

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